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                                                               Exhibit 16


October 4, 2001

Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Xerox Corporation and, under the date of May 30, 2001, we reported on the consolidated financial statements of Xerox Corporation and subsidiaries as of and for the years
ended December 31, 2000 and 1999.   We have read Xerox Corporation's
statements included under Item 4 of its Form 8-K dated September 28, 2001, and we agree with such statements, except that KPMG is not in a position to agree or disagree with Xerox Corporation's statements that "on October 4, 2001, Xerox Corporation ("Company") determined to change the Company's independent accountants" and "retained PricewaterhouseCoopers LLP as its independent accountants for the fiscal year ending December 31, 2001."
We were informed of our termination as principal accountants on September 25, 2001. We are also not in a position to agree or disagree with Xerox Corporation's statements that the decision to change independent accountants was approved by the Audit Committee of the Board of Directors and the Board of Directors of the Company and that the "Company commenced actions in fiscal 2000 and expanded actions in fiscal 2001 which, collectively, it believes have effectively addressed the above-discussed matters." Additionally, although KPMG did express its views to the Audit Committee of the Board of Directors and management regarding certain personnel changes that should be made, we are not in a position to agree or disagree with Xerox Corporation's statement that "certain personnel changes are being made."

Very truly yours,

KPMG LLP